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Investors: Jim Zeumer
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Email: jim.zeumer@pultegroup.com

PulteGroup Appoints Richard W. Dreiling and James J. Grosfeld to Board of Directors

ATLANTA, Dec. 2, 2015 - PulteGroup, Inc. (NYSE: PHM), one of America's largest homebuilding companies, today announced that it has appointed Richard W. Dreiling and James J. Grosfeld as independent Directors to its Board, effective immediately. The appointments expand PulteGroup’s Board of Directors to 11 members, 10 of whom are independent.

“I want to welcome Rick and Jim, both of whom bring relevant experience and outstanding records of performance to an already highly distinguished PulteGroup Board,” said Richard J. Dugas, Jr., Chairman, President and Chief Executive Officer of PulteGroup.  “Rick has a tremendous range of consumer facing and executive management experience from his years working with some of the nation’s top retail companies, and Jim brings extensive experience in corporate finance and homebuilding operations.”
“Richard and his executive team have done an outstanding job implementing PulteGroup’s Value Creation strategy and the Board looks forward to contributions from Rick and Jim in the Company’s ongoing work to deliver superior through-cycle returns to shareholders,” said James Postl, lead independent Director of PulteGroup’s Board of Directors.
Mr. Dreiling said, “The Company has done a tremendous job improving its core homebuilding operations over the past several years, so I am excited about joining the Board and contributing to PulteGroup’s ongoing success as it continues executing its Value Creation strategy.”
Mr. Grosfeld added, “I appreciate PulteGroup’s focus on delivering superior returns for its shareholders and look forward to working with my fellow directors and the management team led by Richard Dugas as the Company works to capitalize on the opportunities that exist in today’s housing market.”

About Richard W. (Rick) Dreiling
Mr. Dreiling, age 62, served as Chief Executive Officer and Chairman of the Board of Dollar General Corporation, one of the fastest-growing retailers in America, from 2008 through 2015. Mr. Dreiling also is a director of Lowe's Companies, Inc., a FORTUNE® 50 home improvement company, and Chairman of the Retail Industry Leaders Association (RILA).
Prior to joining Dollar General in 2008, Mr. Dreiling served as Chief Executive Officer, President and a director of Duane Reade Holdings, Inc. and Duane Reade Inc., from November 2005 until January 2008 and as Chairman of the Board from March 2007 until January 2008. Earlier in his career, Mr. Dreiling also held executive positions with Longs Drug Stores Corporation and Safeway Inc.

About James Grosfeld
Mr. Grosfeld, age 78, has served as a member of the board of directors of BlackRock, Inc., a global leader in investment management, since 1999 and as a trustee of Lexington Realty Trust, a real estate investment trust focused on single-tenant real estate investments, since 2003. He has served on the advisory board of the Federal National Mortgage Association and as director of Copart, Inc., Interstate Bakeries Corporation, Addington Resources and Ramco-Gershenson Properties Trust. He was chairman and chief executive officer of Pulte Homes, Inc. from 1974 to 1990.
Forward-Looking Statements

This press release includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “may,” “can,” “could,” “might,” “will” and similar expressions identify forward-looking statements, including statements related to expected operating and performing results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: interest rate changes and the availability of mortgage financing; continued volatility in the debt and equity markets; competition within the industries in which PulteGroup operates; the availability and cost of land and other raw materials used by PulteGroup in its homebuilding operations; the impact of any changes to our strategy in responding to the cyclical nature of the industry, including any changes regarding our land positions; the availability and cost of insurance covering risks associated with PulteGroup's businesses; shortages and the cost of labor; weather related slowdowns; slow growth initiatives and/or local building moratoria; governmental regulation directed at or affecting the housing market, the homebuilding industry or construction activities; uncertainty in the mortgage lending industry, including revisions to underwriting standards and repurchase requirements associated with the sale of mortgage loans; the interpretation of or changes to tax, labor and environmental laws; economic changes nationally or in PulteGroup's local markets, including inflation, deflation, changes in consumer confidence and preferences and the state of the market for homes in general; legal or regulatory proceedings or claims; our ability to generate sufficient cash flow in order to successfully implement our capital allocation priorities; required accounting changes; terrorist acts and other acts of war; and other factors of national, regional and global scale, including those of a political, economic, business and competitive nature. See PulteGroup's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and other public filings with the Securities and Exchange Commission (the “SEC”) for a further discussion of these and other risks and uncertainties applicable to our businesses. PulteGroup undertakes no duty to update any forward-looking statement, whether as a result of new information, future events or changes in PulteGroup's expectations.

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America's largest homebuilding companies with operations in approximately 50 markets throughout the country. Through its brand portfolio that includes Centex, Pulte Homes, Del Webb and DiVosta Homes, the Company is one of the industry's most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup conducts extensive research to provide homebuyers with innovative solutions and consumer inspired homes and communities to make lives better.
For more information about PulteGroup, Inc. and PulteGroup brands, go to www.pultegroupinc.com; www.pulte.com; www.centex.com; www.delwebb.com and www.divosta.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.